UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — January 9, 2019

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)
35 East Wacker Drive, Suite 2400 Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K/A is being filed by Envestnet, Inc. (“Envestnet”) solely for the purpose of amending Item 5.02 of the Current Report on Form 8-K as originally filed by Envestnet with the Securities and Exchange Commission on January 10, 2019 in connection with amending and restating Item 5.02 to add information concerning the terms of a severance agreement and general release with respect to Mr. Arora’s previously announced separation and to file the agreement as an exhibit.

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 9, 2019, Envestnet announced organizational changes to drive innovation and continued growth. Pursuant to those changes, the Company is aligning its operations into two business units.

Bill Crager, President of Envestnet, will also assume the position of Chief Executive of Envestnet Wealth Solutions.  Stuart W. DePina, currently President of Envestnet | Tamarac, will assume the role of Chief Executive of Envestnet Data & Analytics, formerly called Envestnet | Yodlee.  Mr. Crager and Mr. DePina will continue reporting to Jud Bergman, Chairman and Chief Executive Officer of Envestnet.

Concurrent with this reorganization, Envestnet and Anil Arora agreed that Mr. Arora would step down as Vice Chairman of Envestnet and Chief Executive of Envestnet | Yodlee, effective March 1, 2019.  Mr. Arora will continue to serve as a director of Envestnet and will be entitled to compensation as a non-employee director of Envestnet, Inc. beginning on the first day of the first full calendar quarter after the one-year anniversary of his termination date.  Pursuant to the terms of a severance agreement and general release entered into on February 26, 2019 between Envestnet Financial Technologies, Inc. and Mr. Arora (the “Separation Agreement”), Mr. Arora will be entitled to certain severance benefits following his termination in exchange for signing and not revoking a release of claims against Envestnet and its affiliates and in exchange for compliance with certain provisions protecting Envestnet’s interests, such as non-competition, non-solicitation, confidentiality and non-disparagement obligations. Such severance benefits include a lump-sum cash payment of $1,990,000.  Additionally, Mr. Arora shall have the right to continue to exercise certain stock options and the right to continue to vest in previously granted equity grants pursuant to the Envestnet Inc. 2010 Long-Term Incentive Plan (the “LTIP”) as described below.  First, Mr. Arora’s 2015 grant of stock options, which previously became fully vested, shall remain exercisable until the earlier of (i) the end of the term of such options and (ii) the 90-day anniversary of the date that he ceases to serve as a non-employee director of Envestnet.  Additionally, Mr. Arora’s 2017 and 2018 grants of restricted stock units shall continue to vest and be distributed through the one-year anniversary of his termination date as if he remained employed during such year, with final distribution of the shares no later than March 15, 2020.  Finally, a pro-rata portion (determined as if Mr. Arora remained employed through the one-year anniversary of his termination date) of Mr. Arora’s 2018 grant of performance stock units may become vested following his termination date subject to satisfaction of the applicable performance goals as of the last day of the applicable performance period.  Mr. Arora’s awards under the LTIP are subject to forfeiture and/or clawback in the event Mr. Arora violates the terms of certain covenants, such as his non-competition, non-solicitation, confidentiality and non-disparagement obligations, and such awards remain subject to the terms of the Envestnet Clawback Policy.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Severance Agreement and General Release dated as of February 26, 2019 between Envestnet Financial Technologies, Inc. and Anil Arora

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

	By:	/s/ Peter D’Arrigo
Name: Peter D’Arrigo
Title: Chief Financial Officer

Date: March 1, 2019

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